Exhibit 23.3

MINE DEVELOPMENT ASSOCIATES

MINE ENGINEERING SERVICES

March 11, 2005

Canyon Resources Corporation
14142 Denver West Parkway, Suite 250
Golden, CO 8040]

Gentlemen:

Mine Development Associates does hear by consent to the use of our audit letter titled Technical Report-Vista Gold Corporation, Hycroft Mine, Winnemucca, Nevada, USA, dated August 23, 2004 (the “Report”) by Canyon Resources Corporation (the “Company”), as the Report appears in the Companies Annual Report Form 10-K for the fiscal year ended December 31, 2004. Mine Development Associates further consents to the incorporation by reference of our Report in the Companies Registration Statement on Form S-8 (No. 333-120534)

Sincerely,

MINE DEVELOPMENT ASSOCATES

/s/ Neil B. Prenn
Neil B. Prenn President

775-856-5700

210 South Rock Blvd.
Reno, Nevada 89502
FAX: 775-856-6053